Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of CardConnect Corp. on Form S-8 of our report dated March 16, 2017 with respect to our audits of the consolidated financial statements of CardConnect Corp. and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 appearing in the Annual Report on Form 10-K of CardConnect Corp. for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 26, 2017